Exhibit 10.1

THE FIRST OF LONG ISLAND CORPORATION
SPECIAL SEVERANCE AGREEMENT

AGREEMENT dated as of February 17, 2014 by and between THE FIRST OF LONG ISLAND CORPORATION (hereinafter referred to as “FLIC”) and RICHARD P. PERRO (hereinafter referred to as “you”).

1.               TERM; RENEWAL

The Initial Term of this Agreement shall run from February 17, 2014 through and including December 31, 2014 and, if not terminated as provided herein, this Agreement shall, on January 1 of each year, automatically be extended for an additional period of one (1) year (each, a "Renewal Term"), with such modifications hereto as the parties shall agree in writing; provided, however, that the Agreement shall not be so extended in the event that you or FLIC provides written notice of non-extension to the other party no later than October 31 of the preceding year.  Notwithstanding the foregoing, FLIC may not provide such notice of non-extension during any period of time in which the Board of Directors of FLIC is actively negotiating a transaction the consummation of which would constitute a Change of Control Event (as hereinafter defined).

2.                TERMINATION PAYMENT

A.  You will be entitled to a payment (the "Termination Payment") equal to One Hundred Per Cent (100%) of your then current Base Annual Salary (the dollar amount so calculated being hereafter referred to as the "Full Severance") and FLIC shall make such Termination Payment to you, in the event of the occurrence of any of the following:

(i)    Your employment is terminated by FLIC within twenty-four months after a Change Of Control Event (as hereinafter defined);

(ii)   You resign your employment with FLIC for Good Reason (as hereinafter defined) within twenty-four months after a Change of Control Event; or

(iii)  Your employment is terminated by FLIC within twenty-four months after any entity, person or group shall have acquired more than twenty per cent (20%) of the voting shares of FLIC and, at the time of such termination, the Chief Executive Officer of FLIC serving in that capacity as of the first day of the term hereof, or of the then current renewal term, as the case may be, shall have ceased to be employed by FLIC in such capacity.

B.  You will be entitled to a Termination Payment equal to Sixty Six and Two-Thirds Per Cent (66 2/3%) of the Full Severance in the event that you resign your employment with FLIC for any reason during the period beginning on the thirty-first day after a Change of Control Event (as hereinafter defined) and ending on the sixtieth day after such event.

C.  In the event that you shall become entitled to a Termination Payment pursuant to Paragraph “A” or “B” of this Section 2, such payment shall be made to you within ten (10) days after the expiration of a period of six (6) months measured from the termination of your employment or your resignation, as the case may be or, if earlier, within ten (10) days after the date on which such payment may be made without violating Internal Revenue Code Section 409A.

D.  “Termination” and “Resignation” shall each mean a separation from service within the meaning of the Internal Revenue Code Section 409A, in connection with which each of us anticipates that no further services will be provided by you hereunder subsequent to the effective date thereof.

E.  FLIC may elect to discharge its obligation to make the Termination Payment by causing The First National Bank of Long Island (the “Bank”), its wholly owned subsidiary, to do so.

3.              NON-WAIVER

Your failure to resign upon the occurrence of a particular event constituting Good Reason hereunder shall not bar you from resigning upon the subsequent occurrence of any other or further event constituting Good Reason, and thereby becoming eligible to receive the Termination Payment, provided that such resignation occurs within twenty-four months after a Change of Control Event.

4.              INELIGIBILITY FOR TERMINATION PAYMENT

Regardless of whether a Change of Control Event shall have occurred, you shall not be entitled to any Termination Payment in the event that your employment is terminated (i) by reason of your death, normal retirement or disability or (ii) by FLIC for Cause (as hereinafter defined).

5.              DEFINITIONS

A.  "Good Reason" for resignation by you of your employment shall mean the occurrence (without your express written consent) of any one of the following acts or omissions to act by FLIC or the Bank:

(i)  The assignment to you of any duties materially inconsistent with the nature and status of your responsibilities immediately prior to a Change of Control Event, or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change of Control Event; provided, however, that a redesignation of your title shall not in and of itself constitute Good Reason if your overall duties and status within FLIC and the Bank are not substantially adversely affected.

(ii)  A reduction in your annual base salary as in effect at the time of a Change of Control Event.  For purposes hereof, "annual base salary" shall mean regular basic annual compensation prior to any reduction therein under a salary reduction agreement pursuant to Section 401(k) or Section 125 of the Internal Revenue Code and, without limitation, shall exclude fees, bonuses, incentive awards or similar payments.

(iii)  The failure by FLIC or the Bank to pay you any portion of your current compensation, or to pay you any portion of an installment of a deferred compensation amount under any deferred compensation program, within fourteen (14) days of the date such compensation is due.

B.  "Cause" shall mean any of the following:

(i)     The willful and continued failure by you to substantially perform your duties, as they may be defined by FLIC or the Bank from time to time, or to abide by the written policies of FLIC or the Bank after a written demand for substantial performance is delivered to you by the Chief Executive Officer of FLIC or the Bank, as the case may be, which specifically identifies the manner in which you have failed substantially to perform your duties or have failed to abide by such written policies, and

(ii)     The willful engaging by you in conduct which is materially injurious to FLIC or the Bank, monetarily or otherwise.  For the purpose of the preceding sentence, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that the act, or failure to act, was in the best interest of FLIC or the Bank, as the case may be.

C.  "Change of Control Event" shall mean the occurrence of any one of the following:

(i)      Continuing Outside Directors (as hereinafter defined) no longer constitute at least two-thirds (2/3) of Outside Directors (as hereinafter defined) of FLIC;

(ii)     There shall be consummated a merger or consolidation of FLIC, unless at least two-thirds (2/3) of Continuing Outside Directors are to continue to constitute at least two-thirds (2/3) of Continuing Directors;

(iii)    At least two-thirds (2/3) of Continuing Outside Directors determine that action taken by stockholders constitutes a Change of Control Event; or

(iv)   The Bank shall cease to be a wholly-owned subsidiary of FLIC.

D.  "Continuing Outside Director" shall mean any individual who is not an employee of FLIC or the Bank and who (i) is a director of FLIC as of the date hereof, (ii) prior to election as a director is nominated by at least two-thirds (2/3) of the Continuing Outside Directors, or (iii) following election as a director is designated a Continuing Outside Director by at least two-thirds (2/3) of Continuing Outside Directors.

E.  "Outside Director" shall mean an individual who is not an employee of FLIC or the Bank who is a director of FLIC.

6.                WITHHOLDING TAXES; OTHER DEDUCTIONS

FLIC and the Bank shall have the right (i) to deduct from any payments due under this Agreement amounts sufficient to cover withholding as required by law for any federal, state or local taxes and any amounts due from you to FLIC or the Bank and (ii) to take such other action as may be necessary to satisfy any such withholding or other obligations, including but not limited to withholding amounts equal to such taxes or obligations from any other amounts due or to become due from FLIC or the Bank to you.

7.                INSURANCE

7.1  In the event that you shall cease to be employed by the Bank under circumstances entitling you to receive a Termination Payment hereunder, you shall be entitled to the following insurance coverage:

Health Insurance.  FLIC shall, at no cost to you, provide you with family medical and dental coverage subsequent to the date of termination of your employment.  Such coverage shall be continued for a period ending on the date which is twelve (12) months after the termination date and shall be no less favorable than your medical and dental coverage in effect on such termination date; provided, however, that if such termination date is subsequent to the occurrence of a Change of Control Event, the coverage to be provided hereunder shall be no less favorable than the coverage in effect immediately prior to the occurrence of such Change of Control Event.

7.2  Notwithstanding the provisions of the foregoing Section 7.1, the obligation of FLIC to provide the health insurance coverage described therein shall cease, as to each such policy and form of coverage, on the date when another employer makes available to you benefits which are substantially comparable to those described in such sections, regardless of whether the benefits made available by such employer require a contribution on your part.

8.                DEATH

In the event of your death subsequent to termination of your employment, all payments and benefits due you hereunder shall be paid to your designated beneficiary or beneficiaries or, if you have not designated a beneficiary or beneficiaries, to your estate.  Any such beneficiary designation shall be made in a writing signed by you and delivered to the Human Resources Department of the Bank.

9.                NON-SOLICITATION; CONFIDENTIALITY

9.1    In consideration of the agreement by FLIC to make a Termination Payment to you under the circumstances described in Section "2" hereof, and regardless of whether you shall actually become entitled to receive a Termination Payment, you agree that, for a period of two (2) years after the termination of your employment by FLIC, you will not (i) on behalf of any banking organization or lender doing business in New York City or in the Counties of Nassau or Suffolk, directly or indirectly solicit the business of any person or entity which shall be a customer of the Bank on the date of such termination or facilitate or assist in the development of any business relationship between any such banking organization or lender and any such customer or (ii) either directly or on behalf of any such banking organization or lender, employ, retain, or solicit the employment or retention of, any person who shall be an employee of the Bank on the date of such termination.

9.2  You agree, without limitation as to time, to keep secret and retain in confidence all confidential matters of FLIC and the Bank, whether developed by FLIC, the Bank or you, including, without limitation, "know-how," trade secrets, customer lists, pricing policies, and operational methods, and not to disclose them to anyone outside of FLIC or the Bank except in the course of performing your duties hereunder or with the express written consent of FLIC.

9.3  If a court of competent jurisdiction determines that any covenant contained herein is unreasonable because of its term or territorial scope, or for any other reason, such court may reform the condition of such covenant so that it is reasonable under the circumstances and this covenant, as reformed, shall be enforceable.

10.             MISCELLANEOUS

10.1  Binding Effect; Successors. This Agreement supersedes all prior understandings and agreements between us and shall be binding upon, inure to the benefit of and be enforceable by you and us, your heirs and your and our respective legal representatives, successors and assigns.  If FLIC shall be merged into or consolidated with another entity, the provisions hereof shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation.  We shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of FLIC to expressly assume and agree to perform hereunder in the same manner and to the same extent that we would be required to perform hereunder if no such succession had taken place.  The provisions hereof shall continue to apply to each subsequent merger, consolidation or transfer of assets of such subsequent employer.

10.2  Employment at Will.  Nothing contained herein shall be construed as an agreement that you will continue to be employed at FLIC or the Bank for any particular period of time and your employment may be terminated by FLIC or the Bank at any time.

10.3  Notices.  Any notices required to be given under this Agreement shall, unless otherwise agreed to by you and us, be in writing and shall be sent by certified mail, return receipt requested, to FLIC at 10 Glen Head Road, Glen Head, New York 11545, Attention:  Board of Directors, and to you at the home address which you have designated in writing; or at such other address as you or we may designate in writing, respectively.

10.4  Waiver; Modification. No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the party sought to be bound.  Any waiver of any breach of any provision hereof or any right or power by any party on one occasion shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

10.5  Separability. Any provision of this Agreement which is unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without affecting the remaining provisions hereof, which shall continue in full force and effect.  The enforceability or invalidity of a provision of the Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.6  Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

Very truly yours,

THE FIRST OF LONG ISLAND CORPORATION

By:	/s/ MARK D. CURTIS
Mark D. Curtis, Senior Vice President

/s/ RICHARD P. PERRO
Richard P. Perro